EXHIBIT 24.2
               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) as filed on April 19, 1999 pertaining to the Employees' 401 (k) Plan of Alliance Pharmaceutical Corp. of our report dated July 31, 1998, except for Note 8, as to which the date is August 14, 1998 and the second paragraph of Note 1, as to which the date is April 12, 1999, with respect to the consolidated financial statements of Alliance Pharmaceutical Corp. included in its Annual Report (Form 10-K/A) for the year ended June 30, 1998, filed with the Securities and Exchange Commission.




                                                  /s/ Ernst & Young LLP



San Diego, California
April 12, 1999